Exhibit 99.1

Company Contact:	Investor Relations Contact:
Steven G. Mihaylo, CEO	Becky Herrick
iMergent, Inc.	Lippert/Heilshorn & Assoc.
801.431.4695 or 775.530.3955	415.433.3777
Stevemihaylo@imergentinc.com	bherrick@lhai.com

iMergent Announces Adjusted Quarterly Dividend

OREM, Utah, December 19, 2008 - iMergent, Inc., (AMEX: IIG) a leading provider of eCommerce software for small businesses and entrepreneurs, announced its board of directors has declared an adjusted quarterly dividend of $0.02 per share on the company’s common stock. The dividend is payable on January 20, 2009 to stockholders of record at the close of business on January 5, 2009.

“In light of the current volatility in the financial markets, we felt it was important to review our strategic use of cash,” stated Steven G. Mihaylo, chief executive officer of iMergent.  “At this time, we believe the most effective use of cash in the current economic environment is to continue our share repurchase program, which was commenced in August 2006.  Accordingly, we adjusted the quarterly dividend from $0.11 per share to $0.02.

About iMergent

iMergent provides eCommerce solutions to entrepreneurs and small businesses enabling them to market and sell their business products or ideas via the Internet.  Headquartered in Orem, Utah, the company sells its proprietary StoresOnline software and training services, which help users build successful Internet strategies to market products, accept online orders, analyze marketing performance, and manage pricing and customers.  In addition to software, iMergent offers website development, web hosting and marketing products.  iMergent typically reaches its target audience through a concentrated direct marketing effort to fill Preview Sessions, in which a StoresOnline expert reviews the product opportunities and costs as well as offers StoresOnline Express for sale.  These sessions lead to a follow-up Workshop Conference, where product and technology experts train potential users on the software and sell upgrades to StoresOnline Pro and StoresOnline Platinum. iMergent, Inc. and StoresOnline are trademarks of iMergent, Inc.

Safe Harbor Statement

This press release contains forward-looking statements.  The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements.  The words, "believe," "expect," "anticipate," "estimate," "will" and other similar statements of expectation identify forward-looking statements.  Specific forward looking statements in this press release include the likely benefits of a more efficient use of the company’s cash and the possibility of common stock repurchases by the Company.  You are cautioned not to place undue reliance on our forward-looking statements.  We do not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this press release, or to reflect the occurrence of unanticipated events.